Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES GAIN FROM SALE LEASEBACK TRANSACTION

Company Establishes Long-Term Commitment to SpaceCity, USA

Houston, Texas, May 26, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced today that it has successfully completed a sale-leaseback transaction for its Houston-based headquarters building resulting in a gain of more than $1.0 million.

Making use of a provision in the original lease agreement allowing for a first right of refusal to the Company on any sale transaction, SPACEHAB opted to exercise the provision, purchasing the 9.3 acre tract for approximately $2.0 million and then selling a portion of the property for $3.25 million. The Company then entered into a 10-year lease agreement, maintaining corporate offices in its current location near NASA’s Johnson Space Center. Under the terms of the deal, SPACEHAB maintained ownership of approximately three acres of land.

Commenting on the transaction, Brian K. Harrington, SPACEHAB Chief Financial Officer said, “This sale-leaseback is another positive step toward building our financial strength. We now benefit from lower overall lease expenses, a generation of additional cash, and the acquisition of an adjacent piece of property that could be used for our own business uses or for sale at a later date.”

SPACEHAB’s headquarters are located across the street from Ellington Field, a joint military reserve base and home to NASA’s aircraft operations, situated in the center of a prized development area. With two renowned commercial aerospace companies housed on adjoining property and within close proximity to the Johnson Space Center – NASA’s leader in human space exploration initiatives – SPACEHAB hopes to see other entrepreneurial space companies join forces in the area with hopes of creating an epicenter for emerging space commerce initiatives.

“The significance of the aerospace sector as well as the mounting influence of private industry in aerospace growth is evident to the economic development of the area as well as to the space program in general,” stated Jim Reinhartsen, Bay Area Houston Economic Partnership President. “We are pleased that established high-quality companies such as SPACEHAB are reaffirming their commitment to the community and furthering the development of a burgeoning commercial space market.” Bay Area Houston represents the second largest concentration of aerospace companies in the United States.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space

Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

###